EXHIBIT 10

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) is made effective as of October 21, 2011 (the “Effective Date”), by and between First Clover Leaf Bank (the “Bank”), with its principal office in Edwardsville, Illinois, and Dennis M. Terry (“Executive”).

WHEREAS, the Bank and the Executive are parties to the Second Amended and Restated Employment Agreement, effective January 1, 2008 (the “Agreement”), which was amended effective as of January 1, 2011; and

WHEREAS, the Bank and the Executive wish to amend the Agreement (i) to extend the Agreement for one year; (ii) to revise the non-competition provision such that it will expire on the later of one year after the Agreement terminates or one year after termination of employment; (iii) to provide the circumstances under which the changing the Executive’s job title or responsibilities will not be an Event of Termination under the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           The following is added to the end of Section 2(a):

Notwithstanding the preceding provisions of this Section, the Bank Agreement was not renewed at the January 1, 2011 Anniversary Date.  Accordingly, the Agreement would expire on December 31, 2012, unless earlier terminated.  However, effective October 21, 2011, the Agreement shall be extended for one year, such that the Agreement will automatically terminate on December 31, 2013 instead of on December 31, 2012.

2.           The following phrase is added to the beginning of each of Section 4(a)(ii) and Section 4(a)(ii)(B):

Except in connection with an “Urgent Hire” (defined in Section 4(h)),

3.           New Section 4(h) is added as follows:

(h)           For purposes of Section 4, “Urgent Hire” means the Bank’s employment other than in connection with a Change in Control (as defined in Section 4(a)(iii)) of a person (a) who assumes the Executive’s functions, duties and responsibilities upon his or her employment by the Bank, and (b) whose employment by the Bank during the term of the Agreement is because the Bank reasonably believed that the person would have declined the Bank’s employment offer if the Executive’s position were not immediately available.

4.           The first sentence of Section 15(d) is hereby amended to read as follows:

Upon any termination of Executive’s employment hereunder for any reason other than (i) pursuant to Section 4(a)(iii) or (ii) pursuant to Section 6(b), Executive agrees not to compete with the Bank and the Company and any of their subsidiaries for the later of one year following his termination of employment or December 31, 2014 (i.e., one year after the expiration of the Agreement) in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth below.

FIRST CLOVER LEAF BANK

October 21, 2011	By:	/s/ Joseph Helms
Date		Joseph Helms, Chairman of the Board

October 21, 2011		/s/ Dennis M. Terry
Date		Dennis M. Terry